EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-87599 on Form S-8 of Heritage Financial Corporation of our report dated June 18, 2025 appearing in this Annual Report on Form 11-K of Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for the year ended December 31, 2024.

/s/ Crowe LLP
Oakbrook Terrace, Illinois
June 18, 2025